                                                                   EXHIBIT 99.1


                   NEWFIELD ANNOUNCES THIRD QUARTER RESULTS**
              Production increases nearly 30% over year-ago period


FOR IMMEDIATE RELEASE

         HOUSTON - (OCTOBER 29, 2003) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced its financial and operating results for the third quarter and year-to-date 2003. The Company also issued estimates of certain significant operating and financial data for the fourth quarter of 2003. A conference call to discuss the results is planned for 8:30 a.m. (CST), Thursday, October 30. To participate in the call, dial 719-457-2727. A listen-only broadcast will also be provided over the Internet. Simply go to the Investor Relations section at www.newfld.com. An audio replay will be posted to the Company's website as soon as it becomes available following the call. To hear the replay, dial 719-457-0820 and enter conference code 577012.

THIRD QUARTER 2003

         For the third quarter of 2003, Newfield reported net income from continuing operations of $58.4 million, or $1.04 per share (all per share amounts are on a diluted basis). Including the loss from discontinued operations for Newfield Exploration Australia Ltd. (see "Australia Discussion"), which was sold on September 5, 2003, net income was $49.4 million, or $0.88 per share. The loss from discontinued operations was $9.0 million, or about $0.16 per share. Revenues in the third quarter of 2003 were $248.7 million. Net cash provided by continuing operating activities before changes in operating assets and liabilities* was $185.6 million in the third quarter of 2003.

         This compares to earnings from continuing operations in the third quarter of 2002 of $7.6 million, or $0.17 per share on revenues of $142.0 million. Including income from discontinued operations, net income was $9.4 million, or $0.21 per share for the third quarter of 2002. Net cash provided by continuing operating activities before changes in operating assets and liabilities in the third quarter of 2002 was $81.4 million.

         Newfield's total production for the third quarter of 2003, including production from its discontinued operations, was 57 Bcfe, or 619 million cubic feet equivalent per day (MMcfe/d). Production in the third quarter of 2003 increased nearly 30% over the same period of 2002 due primarily to the acquisition of EEX Corporation in late 2002 and the impact of production associated with drilling activity in all of the Company's U.S. focus areas. The following tables detail quarterly production and average realized prices:

PRODUCTION

For the three months ended September 30
                                                  2003       2002     % CHANGE
                                                 ------------------------------
United States
     Natural gas (Bcf)                            47.4       34.8        36%
     Oil and condensate production (MMBbls)       1.46       1.18        24%
Australia -- Discontinued Operations
     Oil and condensate liftings (MMBbls)        0.135      0.388       (65%)
Total Production (Bcfe)                           57.0       44.2        29%

AVERAGE REALIZED PRICES FROM CONTINUING OPERATIONS+

                                                  2003       2002     % CHANGE
                                                 ------------------------------
United States
     Natural gas (per Mcf)                       $ 4.40     $ 3.19       38%
     Oil and condensate (per Bbl)                $26.52     $24.84        7%
     Total (per Mcfe)                            $ 4.40     $ 3.35       31%
===============================================================================
+Prices shown are net of transportation expense and after hedging.

         Stated on a unit of production basis, Newfield's lease operating expense (LOE) from continuing operations in the third quarter of 2003 was $0.55 per Mcfe, compared to $0.48 per Mcfe in the same period of 2002. LOE in the third quarter of 2003 includes increased well workover activity. Production taxes from continuing operations in the third quarter of 2003 were $0.13 per Mcfe compared to $0.09 per Mcfe in the same period of 2002. Higher production taxes primarily are a result of significantly higher natural gas prices and more onshore production. DD&A expense from continuing operations, stated on a unit of production basis, in the third quarter of 2003 was $1.80 per Mcfe compared to $1.67 per Mcfe in the third quarter of 2002. Most of the increase in DD&A expense relates to higher cost reserve additions. G&A expense from continuing operations (including stock compensation) in the third quarter of 2003 was $0.24 per Mcfe compared to $0.32 per Mcfe in the same period of 2002. G&A expense in the third quarter of 2003 is net of capitalized direct internal costs of $6.2 million compared to $2.3 million in the third quarter of 2002.

         Capital expenditures in the third quarter of 2003 were $251.6 million.

AUSTRALIA DISCUSSION

         During the third quarter of 2003, the Company sold Newfield Exploration Australia Ltd., which owned all of Newfield's properties in Australia. Newfield purchased the stock and working capital of the Australian business for $27 million in mid-1999. During Newfield's ownership, the Company received proceeds from dividends and the sale of the business totaling $46 million. In addition to making a good return, the venture provided the Company with exposure to high-risk, high-potential exploration wells and allowed Newfield to learn about remote international operations and the operation of floating production storage and offloading vessels, or FPSOs.

         As a result of the sale in the third quarter of 2003, Newfield recognized a loss of $9.9 million, or about $0.18 per share. Australia is now considered a "discontinued operation" for reporting purposes. In addition to the loss described above, the loss from discontinued operations during the first nine months of 2003 also included a second quarter 2003 ceiling test writedown of producing assets in Australia of $7.3 million ($5.1 million after-tax).

YEAR-TO-DATE 2003

         For the first nine months of 2003, Newfield reported net income from continuing operations of $170.8 million, or $3.06 per share, on revenues of $772.1 million. The following items negatively impacted earnings from continuing operations by approximately $0.23 per share during the first nine months of 2003:

         o a $10.0 million one-time charge in the first quarter ($6.5 million after-tax), or $0.11 per share, associated with the unwind of the gas forward sales obligation inherited through the acquisition of EEX in late 2002; and

         o the redemption of all of the outstanding 6 1/2% convertible trust preferred securities (QUIPS), in the second quarter resulted in a $10.5 million charge ($6.8 million after-tax), approximately $6.5 million of which was redemption premium paid to the holders and the remainder was the write-off of unamortized issuance costs paid at the time of the initial offering of the securities in 1999.

         Including the loss from discontinued operations and a cumulative effect adjustment for the adoption of SFAS 143, net income was $159.3 million, or $2.86 per share, for the first nine months of 2003. Net cash provided by continuing operating activities before changes in operating assets and liabilities* was $538.9 million.

         For the first nine months of 2002, Newfield reported net income from continuing operations of $39.9 million, or $0.89 per share, on revenues of $437.9 million. Including discontinued operations, net income was $42.0 million, or $0.93 per share, for the first nine months of 2002. Net cash provided by continuing operating activities before changes in operating assets and liabilities* was $272.3 million in the first nine months of 2002.

         Newfield's production, including production from discontinued operations, for the first nine months of 2003 was about 25% above the same period last year. The Company produced 168.4 Bcfe in the first nine months of 2003 compared to 135.5 Bcfe in the same period of the prior year. The following tables detail production and average realized prices for the first nine months of 2003 and 2002:

PRODUCTION

For the Nine Months Ended September 30

                                                   2003       2002     % CHANGE
                                                  ------------------------------
United States
     Natural gas (Bcf)                             138.1      106.5        30%
     Oil and condensate production (MMBbls)         4.56       3.86        18%
Australia -- Discontinued Operations
     Oil and condensate liftings (MMBbls)          0.492      0.964       (49%)
Total Production (Bcfe)                            168.4      135.5        24%

AVERAGE REALIZED PRICES FROM CONTINUING OPERATIONS+

                                                   2003       2002     % CHANGE
                                                  ------------------------------
United States
     Natural gas (per Mcf)                         $ 4.64     $ 3.22       44%
     Oil and condensate (per Bbl)                  $27.71     $23.52       18%
      TOTAL (PER MCFE)                             $ 4.64     $ 3.34       39%
===============================================================================
+Prices shown are net of transportation expense and after hedging.

         For the first nine months of 2003, LOE from continuing operations averaged $0.52 per Mcfe, as compared to $0.49 per Mcfe in the same period of 2002. Production taxes from continuing operations in the first nine months of 2003 were $0.15 per Mcfe compared to $0.08 per Mcfe in the same period of 2002. Higher production taxes primarily are the result of significantly higher commodity prices and more onshore production. DD&A expense from continuing operations in the first three quarters of 2003 increased to $1.77 per Mcfe from $1.66 per Mcfe in the first nine months of 2002. The increase in DD&A expense relates primarily to higher cost reserve additions. Year-to-date, G&A expense from continuing operations (including stock compensation) averaged $0.28 per Mcfe compared to $0.30 per Mcfe in the same period of last year. G&A expense in the first nine months of 2003 is net of capitalized direct internal costs of $20.4 million compared to $6.4 million in the same period of 2002.

         Capital expenditures through the end of the third quarter were $482.4 million. For the full-year 2003, Newfield expects to invest about $640 million, including capitalized interest and overhead. Included in the $640 million estimate is about $150 million of acquisitions that have been closed year-to-date. Newfield estimates that net cash provided by continuing operating activities before changes in operating assets and liabilities in 2003 will exceed $700 million.

         Tables with third quarter and year-to-date 2003 and comparative 2002 financial information follow this release.

         *Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities from continuing operations before changes in operating assets and liabilities to net cash provided by operating activities from continuing operations is shown below:

                                                        3Q03           3Q02
                                                      -------------------------
Net cash provided by operating activities
     from continuing operations                       $ 191.1        $ 87.0
   LESS: (Increase) decrease in operating assets
      and liabilities                                     5.5           5.6
Net cash provided by operating activities
   from continuing operations before changes in
   operating assets and liabilities                   $ 185.6        $ 81.4


                                                        YTD03         YTD02
                                                      -------------------------
Net cash provided by operating activities
     from continuing operations                       $ 467.9        $ 276.9
   LESS: (Increase) decrease in operating assets
      and liabilities                                   (71.0)           4.6
Net cash provided by operating activities
   from continuing operations before changes
   in operating assets and liabilities                $ 538.9        $ 272.3

FOURTH QUARTER 2003 ESTIMATES

         Below are estimates of production and significant operating and financial data for the fourth quarter of 2003. Although the Company believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information at the end of this release.

         NATURAL GAS PRODUCTION AND PRICING Newfield's natural gas production in the fourth quarter of 2003 is expected to be 43 - 47 Bcf (468 - 518 MMcf/d). The price received by the Company for its natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from the Company's Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

         CRUDE OIL PRODUCTION AND PRICING Oil production in the fourth quarter of 2003 is expected to be 1.3 - 1.5 million barrels (15,000 - 16,000 BOPD). The price the Company receives for its Gulf Coast production has typically averaged about $2 below the NYMEX West Texas Intermediate (WTI) price. Oil production from the Mid-Continent has typically sold at a $1.00 - $1.50 per barrel discount to WTI. Hedging gains or losses will affect price realizations.

         LEASE OPERATING AND OTHER EXPENSES Newfield's LOE is expected to be $29
- $32 million ($0.54 - $0.59 per Mcfe) in the fourth quarter of 2003. Production taxes in the fourth quarter of 2003 are expected to be $9 - $10 million ($0.16 - $0.18 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

         GENERAL AND ADMINISTRATIVE EXPENSE Newfield's G&A expense for the fourth quarter of 2003 is expected to be $13 - $15 million ($0.25 - $0.28 per Mcfe), net of capitalized direct internal costs. Capitalized G&A expense is expected to be $6 - $8 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on Newfield's net income.

         INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the fourth quarter of 2003 is expected to be $8 - $9 million ($0.15
- $0.16 per Mcfe). Current borrowings under the Company's bank facilities are $140 million. The remainder of long-term debt consists of three separate issuances of notes that in the aggregate total $550 million in principal amount. Capitalized interest for the fourth quarter of 2003 is expected to be about $3 - $4 million.

         INCOME TAXES Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2003 to be about 35 - 38%. About 50% of the tax provision is expected to be deferred.

         The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on the Company's web page at http://www.newfld.com. Through the web page, interested persons may elect to receive @NFX through e-mail distribution.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

**Certain of the statements set forth in this release regarding planned capital expenditures and estimated or anticipated fourth quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                          For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                       Steve Campbell
Houston, TX 77060                                                (281) 847-6081
www.newfld.com                                                  info@newfld.com
--------------                                                  ---------------

                                       ###


CONSOLIDATED STATEMENT OF INCOME                                  FOR THE                             FOR THE
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)             THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                SEPTEMBER 30,                      SEPTEMBER 30,
                                                       -----------------------------------------------------------------
                                                           2003              2002             2003             2002
                                                       -------------     ------------    -------------     ------------
OIL AND GAS REVENUES                                   $     248,664     $    141,978    $     772,107     $    437,926
                                                       -------------     ------------    -------------     ------------
OPERATING EXPENSES:
   Lease operating                                            31,083           20,309           85,807           63,298
   Production and other taxes                                  7,488            3,738           25,159           11,009
   Transportation                                              1,624            1,730            5,046            4,377
   Depreciation, depletion and amortization                  100,897           69,910          293,407          215,937
   General and administrative                                 13,186           12,656           43,893           35,700
   Gas sales obligation and redemption of securities               -                -           20,475                -
   Stock compensation                                            629              731            2,115            2,066
                                                       -------------     ------------    -------------     ------------
       TOTAL OPERATING EXPENSES                              154,907          109,074          475,902          332,387
                                                       -------------     ------------    -------------     ------------
INCOME FROM OPERATIONS                                        93,757           32,904          296,205          105,539

OTHER INCOME (EXPENSES):
   Interest expense                                          (13,357)          (7,049)         (45,025)         (21,397)
   Capitalized interest                                        4,010            2,280           11,728            6,553
   Dividends on preferred securities of
     Newfield Financial Trust I                                    -           (2,336)          (4,581)          (7,008)
   Unrealized derivative income (expense)*                     3,569          (13,952)             723          (25,477)
   Other                                                         444              137              956            4,004
                                                       -------------     ------------    -------------     ------------
                                                              (5,334)         (20,920)         (36,199)         (43,325)
                                                       -------------     ------------    -------------     ------------
INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES                                                  88,423           11,984          260,006           62,214
                                                       -------------     ------------    -------------     ------------

Income tax provision                                          30,072            4,344           89,254           22,265
                                                       -------------     ------------    -------------     ------------
INCOME FROM CONTINUING OPERATIONS                             58,351            7,640          170,752           39,949
                                                       -------------     ------------    -------------     ------------
Income (loss) from discontinued operations,
  net of tax                                                  (8,972)           1,731          (16,992)           2,018

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                        49,379            9,371          153,760           41,967
                                                       -------------     ------------    -------------     ------------

Cumulative effect of change in accounting principle**              -                -            5,575                -
                                                       -------------     ------------    -------------     ------------
NET INCOME                                             $      49,379     $      9,371    $     159,335     $     41,967
                                                       =============     ============    =============     ============
EARNINGS PER SHARE:
   BASIC
     Income from continuing operations                 $        1.04     $       0.17    $        3.17     $       0.90
     Discontinued operations                                   (0.16)            0.04            (0.31)            0.05
     Cumulative effect of change in accounting
       principle**                                                 -                -             0.10                -
                                                       -------------     ------------    -------------     ------------
     Net income                                        $        0.88     $       0.21    $        2.96     $       0.95
                                                       =============     ============    =============     ============
   DILUTED
     Income from continuing operations                 $        1.04     $       0.17    $        3.06     $       0.89
     Discontinued operations                                   (0.16)            0.04            (0.30)            0.04
     Cumulative effect of change in accounting
       principle**                                                 -                -             0.10                -
                                                       -------------     ------------    -------------     ------------
     Net income                                        $        0.88     $       0.21    $        2.86      $      0.93
                                                       =============     ============    =============     ============
WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR BASIC EARNINGS PER SHARE                             55,887           44,420           53,785           44,337
WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR DILUTED EARNINGS PER SHARE                           56,347           44,905           56,778           44,910

-------------------------------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.


PRODUCTION DATA FROM CONTINUING OPERATIONS                         FOR THE                             FOR THE
                                                             THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                SEPTEMBER 30,                      SEPTEMBER 30,
                                                       -----------------------------------------------------------------
                                                           2003              2002             2003             2002
                                                       -------------     ------------    -------------     ------------
Average daily production:
     Oil and condensate (Bbls)                                15,923           12,877           16,706           14,150
     Gas (Mcf)                                                 514.8            378.0            505.9            390.3
Average realized price:
     Oil and condensate (Bbls)                         $       26.52     $      24.84    $       27.71     $      23.52
     Gas (Mcf)                                         $        4.40     $       3.19    $        4.64     $       3.22


CONSOLIDATED BALANCE SHEET                              SEPTEMBER 30,      DECEMBER 31,
(UNAUDITED, IN THOUSANDS OF DOLLARS)                        2003              2002
                                                       -------------      -------------
ASSETS
Current assets:
   Cash & cash equivalents                             $      24,970      $      48,898
   Accounts receivable, oil and gas                          145,966            130,489
   Inventories                                                   567              7,910
   Derivative assets *                                        35,430              2,655
   Deferred taxes                                                  -             12,801
   Other current assets                                       39,019             36,074
                                                       -------------      -------------
       Total current assets                                  245,952            238,827
                                                       -------------      -------------
Oil and gas properties, net (full cost method)             2,333,292          2,010,005
Assets held for sale                                          35,000             35,000
Furniture, fixtures and equipment, net                         6,485              8,096
Derivative assets *                                            7,401              4,439
Other assets                                                  33,486             19,386
                                                       -------------      -------------
       Total assets                                    $   2,661,616      $   2,315,753
                                                       =============      =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                    $     235,091      $     246,197
Derivatives liabilities*                                      24,198             49,610
                                                       -------------      -------------
       Total current liabilities                             259,289            295,807
                                                       -------------      -------------
Other liabilities                                             13,323             16,976
Derivatives liabilities *                                     15,160             10,610
Long-term debt                                               692,230            709,615
Asset retirement obligation **                               137,797                  -
Deferred taxes                                               197,293            129,309
                                                       -------------      -------------
       Total long-term liabilities                         1,055,803            866,510
                                                       -------------      -------------

Company-obligated, mandatorily redeemable,
  convertible preferred securities of Newfield
  Financial Trust I                                                -            143,750
                                                       -------------      -------------
Minority interest                                                  -                455
                                                       -------------      -------------
STOCKHOLDERS' EQUITY
Common stock                                                     569                526
Additional paid-in capital                                   787,689            636,317
Treasury stock                                               (26,616)           (26,213)
Unearned compensation                                        (11,857)            (6,479)
Accumulated other comprehensive income (loss)
   Foreign currency translation adjustment                       294             (3,888)
   Commodity derivatives *                                       847            (27,295)
Retained earnings                                            595,598            436,263
                                                       -------------      -------------
   Total stockholders' equity                              1,346,524          1,009,231
                                                       -------------      -------------
   Total liabilities and stockholders' equity          $   2,661,616      $   2,315,753
                                                       =============      =============

---------------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.


CONSOLIDATED STATEMENT OF                                           FOR THE                             FOR THE
CASH FLOWS                                                     THREE MONTHS ENDED                  NINE MONTHS ENDED
(UNAUDITED, IN THOUSANDS OF DOLLARS)                              SEPTEMBER 30,                       SEPTEMBER 30,
                                                       -------------------------------     ---------------------------------
                                                           2003              2002               2003               2002
                                                       -------------     -------------     -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                          $      49,379     $       9,371     $     159,335       $      41,967
   (Income) loss from discontinued operations,
        net of tax                                             8,972            (1,731)           16,992              (2,018)
   Depreciation, depletion and amortization                  100,897            69,910           293,407             215,937
   Gas sales obligation and redemption of securities               -                 -            20,475                   -
   Stock compensation                                            629               731             2,115               2,066
   Unrealized derivative (income) expense *                   (3,569)           13,952              (723)             25,477
   Deferred taxes                                             29,312           (10,851)           52,913             (11,178)
   Cumulative effect of change in
        accounting principle **                                    -                 -            (5,575)                  -
                                                       -------------     -------------     -------------       -------------
                                                             185,620            81,382           538,939             272,251
   Changes in operating assets and liabilities                 5,488             5,657           (70,983)              4,607
                                                       -------------     -------------     -------------       -------------
     Net cash provided by continuing activities              191,108            87,039           467,956             276,858
     Net cash provided by discontinued activities                236            11,896               898              18,507
                                                       -------------     -------------     -------------       -------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES              191,344            98,935           468,854             295,365
                                                       -------------     -------------     -------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of business, net of cash acquired                (91,742)                -           (91,742)                  -
   Additions to oil and gas properties                      (130,123)          (64,057)         (358,642)           (217,576)
   Additions to furniture, fixtures and equipment               (433)             (578)           (2,738)             (2,027)
                                                       -------------     -------------     -------------       -------------
     Net cash used in continuing activities                 (222,298)          (64,635)         (453,122)           (219,603)
     Net cash provided by (used in) discontinued
          activities                                           9,745            (4,660)            6,593             (16,232)
                                                       -------------     -------------     -------------       -------------
      NET CASH USED IN INVESTING ACTIVITIES                 (212,553)          (69,295)         (446,529)           (235,835)
                                                       -------------     -------------     -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings under
       credit arrangements                                   266,500           229,000         1,285,500             490,000
   Repayments of borrowings under
       credit arrangements                                  (265,500)         (244,000)       (1,180,500)           (558,000)
   Proceeds from issuances of common stock                     4,464             1,001           142,147               5,830
   Purchases of treasury stock                                   (41)              (30)             (403)               (366)
   Repurchase of secured notes                                (3,474)                -           (63,068)                  -
   Repayments of secured notes                                     -                 -           (11,215)                  -
   Deliveries under the gas sales obligation                       -                 -            (8,442)                  -
   Gas sales obligation settlement                                 -                 -           (62,017)                  -
   Redemption of trust preferred securities                        -                 -          (148,449)                  -
                                                       -------------     -------------     -------------       -------------
    Net cash provided by (used in) continuing
         activities                                            1,949           (14,029)          (46,447)            (62,536)
    Net cash provided by (used in) discontinued
         activities                                                -                 -                 -                   -
                                                       -------------     -------------     -------------       -------------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES                                    1,949           (14,029)          (46,447)            (62,536)
                                                       -------------     -------------     -------------       -------------
Effect of exchange rate changes on cash
  and cash equivalents                                          (193)              426               194                  90
                                                       -------------     -------------     -------------       -------------
Increase (decrease) in cash and cash equivalents             (19,453)           16,037           (23,928)             (2,916)
Cash and cash equivalents, beginning of period                44,423             7,657            48,898              26,610
                                                       -------------     -------------     -------------       -------------
Cash and cash equivalents, end of period               $      24,970     $      23,694     $      24,970       $      23,694
                                                       =============     =============     =============       =============

---------------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.